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                                                                                     EXHIBIT 12.1




                                TOYOTA MOTOR CREDIT CORPORATION

                       CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)


                                                 Three Months Ended            Six Months Ended
                                                     March 31,                     March 31,
                                                --------------------         --------------------
                                                 1994          1993           1994          1993
                                                ------        ------         ------        ------
                                                              (Dollars in Millions)

Consolidated income
  before income taxes....................         $ 75          $ 60           $151          $117
                                                  ----          ----           ----          ----
Fixed charges:
  Interest...............................          112           111            222           225
  Portion of rent expense
    representative of the
    interest factor
    (deemed to be
    one-third)...........................            1             1              2             1
                                                  ----          ----           ----          ----

Total fixed charges......................          113           112            224           226
                                                  ----          ----           ----          ----
Earnings available
  for fixed charges......................         $188          $172           $375          $343
                                                  ====          ====           ====          ====

Ratio of earnings to
  fixed charges(2).......................         1.66          1.54           1.67          1.52
                                                  ====          ====           ====          ====

- - -----------------

(1)          TMCC did  not receive any  financial support  from TMS  during  the three  months or  six  months ended March 31, 1994 and 1993.

(2)          In March  1987,  TMCC guaranteed  payments of  principal and  interest  on $58 million  principal
             amount  of  bonds  issued  in  connection  with the  Kentucky    manufacturing  facility   of  an
             affiliate.   As of March 31,  1994,  TMCC   has not incurred   any  fixed charges  in  connection
             with such guarantee and no amount is included in any ratio of earnings to fixed charges.
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